Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2005 relating to the statement of revenue and direct operating expenses of SunCom Acquisition for the year ended December 31, 2004, which appears in Global Signal, Inc.'s Current Report on Form 8-K dated June 6, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

December 16, 2005